Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-135133
Relating to Preliminary Prospectus dated July 17, 2007

July 31, 2007

3,750,000 Shares

Sucampo Pharmaceuticals, Inc.

Class A Common Stock

      On July 28, 2007, one of our executive officers sent an e-mail to a potential institutional investor in this offering in response to an e-mailed question from the investor regarding the formulary coverage of AMITIZA®. The text of that e-mail, in relevant part, is reproduced below:

“I am quoting from our presentation a portion that answers your question.

*	Improved Managed Care Availability

*	Increased Medicare Part D from 82% to 88% of covered lives
*	Available on Medicaid in all 50 states (35 with no prior authorization)

*	Formulary availability in Target Hospitals

*	Increased from 30% to 60% since 4/1/07

AMITIZA is mainly in Tier 2. While our tiering has not changed significantly, we have improved our co-pay situation. Over the last six to eight months, the co-pay for AMITIZA has been reduced from around $38.00 to around $31.00. Going forward, it is likely that AMITIZA will remain in Tier 2 with the managed care plans. I think we could still see some reduction in the co-pays as the usage increases with the IBS-C indication.”

A filed copy of our current registration statement is available via the following link: http://www.sec.gov/Archives/edgar/data/1365216/000095013307003113/w34771a9sv1za.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the underwriters will arrange to send you the prospectus if you request it by contacting the prospectus department of Cowen and Company, LLC at ADP: 1-631-254-7106.